Exhibit 16.1

September 19, 2013

Securities and Exchange Commission
450 5th Street NW
Washington, DC 20549

Ladies and Gentlemen:

On September 18, 2013, we provided notice of our resignation as the independent registered public accounting firm for Global Clean Energy Holdings, Inc., the “Company”.

We have read the Company’s disclosure set forth in Item 4.01, “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated September 19, 2013, and are in agreement with the disclosures in the Current Report, insofar as they pertain to our firm.

Sincerely,

/s/ Hansen, Barnett & Maxwell, P.C.